Filed with the Securities and Exchange Commission on May 15, 2002

Securities Act Registration No. 333-61802

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
Post-Effective Amendment No. 1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LITHIA MOTORS, INC.
 (Exact name of registrant as specified in its charter)
Oregon (State of incorporation)	93-0572810 (I.R.S. Employer Identification No.)

360 E. Jackson St., Medford, Oregon (Address of principal executive offices)	97501 (Zip Code)

2001 STOCK OPTION PLAN
(Full title of the plan)

Sidney B. DeBoer, Chief Executive Officer
360 E. Jackson St.
Medford, Oregon 97501
(541) 776-6899
(Name, address and telephone number
of agent for service)

Copies to:
Kenneth E. Roberts, Esq.
Foster Pepper & Shefelman
101 S.W. Main St., 15th Fl.
Portland, Oregon 97204
CALCULATION OF REGISTRATION FEE
Title of Securities Being Registered	Number of Shares Being Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)Amount of Offering Price	Amount of Registration Fee

Class A Common Stock	600,000	$29.40	$17,640,000	$1,622.88

(1) The shares of Common Stock represent the number of shares which may be issued pursuant to the 2001 Stock Option Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.
(2)  The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NYSE on May 13, 2002, and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          At the Annual Meeting of Shareholders of Lithia Motors, Inc., (the "Company") held on May 8, 2002, the shareholders of the Company approved an amendment to the Company's 2001 Stock Option Plan ("Plan") increasing the number of shares of Common Stock authorized for issuance pursuant to the Plan from the previously registered amount of 600,000 shares to 1,200,000 shares.

          The purpose of this Registration Statement on Form S-8 is to register an additional 600,000 shares of Common Stock issuable under the Plan.

Item 3. Incorporation of Documents by Reference.

          The following documents filed by Lithia Motors, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

1. The Registration Statement on Form S-8 filed May 29, 2001 (SEC File No. 333-61802)

2. The Company's annual report on Form 10-K for the fiscal year ended December 31, 2001, filed February 22, 2002 (File No. 001-14733).

          All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

          For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not Applicable.

Item 5. Interests of Named Experts and Counsel.

          Not Applicable.

Item 6. Indemnification of Directors and Officers.

          Under the Oregon Business Corporation Act (Oregon Revised Statutes ("ORS") Sections 60.387 to 60.414), applicable to the Company, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and (ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

          The Oregon Business Corporation Act also provides that a company's Articles of Incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

          The Company's Articles of Incorporation (the "Articles") provide that the Company will indemnify its directors and officers, to the fullest extent permissible under the Oregon Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

          The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors and officers of the Company for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with the Company, to the fullest extent permitted by law. These provisions do not limit the rights of the Company or any shareholder to see non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are as follows:

Exhibit

5.1	Opinion of Foster Pepper & Shefelman
23.1	Consent of KPMG LLP
23.2	Consent of Foster Pepper & Shefelman (included in Exhibit 5.1)
24.1	Power of Attorney (Incorporated by reference in Form S-8, filed May 29, 2001, (SEC File No. 333-61802))
99	2001 Stock Option Plan (Incorporated by reference in Form S-8, filed May 29, 2001, (SEC File No. 333-61802))

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 15th day of May, 2002.
By:	LITHIA MOTORS, INC. /s/ Jeffrey B. DeBoer Chief Financial Officer and Chief Accounting Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
By:	/s/ Jeffrey B. DeBoer Jeffrey B. DeBoer, Attorney in Fact for Sidney B. DeBoer, Chief Executive Officer and Chairman of the Board of Directors	Date: May 15, 2002

By:	/s/ Jeffrey B. DeBoer Jeffrey B. DeBoer, Attorney in Fact for M.L. Dick Heimann, President, Chief Operating Officer, Director	Date: May 15, 2002

By:	/s/ Jeffrey B. DeBoer Jeffrey B. DeBoer, Attorney in Fact for Brad Gray, Director	Date: May 15, 2002

By:	/s/ Jeffrey B. DeBoer Jeffrey B. DeBoer, Attorney in Fact for Thomas Becker, Director	Date: May 15, 2002

By:	/s/ Jeffrey B. DeBoer Jeffrey B. DeBoer, Attorney in Fact for William Young, Director	Date: May 15, 2002

By:	/s/ Jeffrey B. DeBoer Jeffrey B. DeBoer, Attorney in Fact for Gerald F. Taylor, Director	Date: May 15, 2002

By:	/s/ Jeffrey B. DeBoer Jeffrey B. DeBoer, Attorney in Fact for W. Douglas Moreland, Director	Date: May 15, 2002

EXHIBIT INDEX

Exhibit

5.1	Opinion of Foster Pepper & Shefelman
23.1	Consent of KPMG LLP
23.2	Consent of Foster Pepper & Shefelman (included in Exhibit 5.1)
24.1	Power of Attorney (Incorporated by reference in Form S-8, filed May 29, 2001, (SEC File No. 333-61802))
99	2001 Stock Option Plan (Incorporated by reference in Form S-8, filed May 29, 2001, (SEC File No. 333-61802))

EXHIBIT 5.1

[FOSTER PEPPER & SHEFELMAN LETTERHEAD]
May 15, 2002 Board of Directors Lithia Motors, Inc. 360 E. Jackson St. Medford, Oregon 97501

Re: Form S-8 Registration
      2001 Stock Option Plan

Gentlemen:

          This firm is special counsel to Lithia Motors, Inc., an Oregon corporation, (the "Company") and, in that capacity, has assisted in the preparation of certain documents, including the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of up to 600,000 additional shares of the Company's Class A Common stock ("Shares") in accordance with the Company's 2001 Stock Option Plan (the "Plan");

          In the course of our representation described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have reviewed the Restated Articles of Incorporation and the Bylaws of the Company, as amended, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of the Company. We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion. We have received such certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

          As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

          Based upon and subject to all of the foregoing, we are of the opinion that:

The Shares have been validly authorized, and when (i) the Registration Statement has become effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

          Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

          This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

          The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.
Very truly yours, FOSTER PEPPER & SHEFELMAN, LLP By: /s/ Kenneth E. Roberts Kenneth E. Roberts, Partner

Portland, Oregon

EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors
Lithia Motors, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated February 7, 2002 relating to the consolidated balance sheets of Lithia Motors, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K for Lithia Motors, Inc.

/s/ KPMG LLP

Portland, Oregon
May 15, 2002